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                 SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549

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                             FORM 8-K

                          CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  September 25, 1997




                  MERCANTILE BANCORPORATION INC.
     (Exact name of registrant as specified in its charter)


       MISSOURI              1-11792                43-0951744
    (State or other      (Commission File        (I.R.S. Employer
    jurisdiction of          Number)              Identification
     organization)                                    Number)



               P.O. BOX 524
           ST. LOUIS, MISSOURI                 63166-0524
 (Address of principal executive offices)      (Zip Code)



Registrant's telephone number, including area code:  (314) 425-2525




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ITEM 5.    OTHER EVENTS

           Mercantile Bancorporation Inc. ("MBI") announced on September 25, 1997 that the assimilation of Roosevelt Financial Group, Inc. ("Roosevelt") was nearing completion and was expected to be completed in the fourth quarter of 1997. Roosevelt was acquired by MBI effective July 1, 1997 and the conversion of Roosevelt's banking systems to MBI's has been accelerated by more than six months. In connection with the assimilation, MBI will record in the third quarter of 1997 a one-time pre-tax charge of $84,000,000, or an after tax charge of approximately $.44 per share (giving effect to the 3-for-2 stock split payable in the form of a stock dividend on October 1, 1997).

           In addition, MBI also announced on September 25, 1997 that Mercantile Bank National Association ("MBNA"), a national banking association and indirect wholly owned subsidiary of MBI, located in St. Louis, Missouri, and Direct Merchants Credit Card Bank, National Association ("Direct Merchants"), a national banking association and wholly owned subsidiary of Metris Companies Inc., located in St. Louis Park, Minnesota, entered into a Purchase Agreement, dated September 25, 1997, pursuant to which Direct Merchants will acquire the portion of MBNA's credit card portfolio representing former co-branded accounts. The acquired portfolio contains approximately 500,000 accounts and $420 million in receivables and represents 35% of MBNA's total managed credit card receivables. In connection with the transaction, MBI will record a one-time pre-tax charge of approximately $50,000,000, or an after-tax charge of $.25 per share (giving effect to the 3-for-2 stock split payable in the form of a stock dividend on October 1, 1997).







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                            SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 3, 1997

                                       MERCANTILE BANCORPORATION INC.



                                       By: /s/ Michael T. Normile
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                                          Michael T. Normile
                                          Senior Vice President-Finance
                                            and Control





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